Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in U.S. Energy Corp.’s Registration Statements on Form S-3 (No. 333-248906), Form S-1 (Nos. 333-249738 and 333-220363) and Form S-8 (Nos. 333-108979, 333-166638, 333-180735, 333-183911 and 333-261600), of our report dated June 3, 2022, relating to the consolidated financial statements of Banner Oil & Gas, LLC (a limited liability company), and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, cash flows, and members’ equity for the years then ended, and the related notes to the financial statements, that appear in, and/or are incorporated by reference in, the Current Report on Form 8-K of U.S. Energy Corp., as filed with the Securities and Exchange Commission on June 10, 2022.

Oklahoma City, Oklahoma

June 10, 2022